Exhibit 10.17

ATTACHMENT B
CONSULTING SERVICES AGREEMENT

THIS Consulting Services Agreement (“Agreement”) is entered into as of March 9, 2023 with an effective date of April 3, 2023 (“Effective Date”) by and between Accelerate Diagnostics, Inc., 3950 S. Country Club Road, Suite 470, Tucson, AZ 85714 (“Accelerate”), and Steve Reichling having an address at 12598 North Yellow Bird Road, Oro Valley Arizona 85755 (“Consultant”). Consultant and Accelerate are herein referred to collectively as “Parties” and individually as a “Party.”

In consideration of the mutual covenants and conditions contained herein, Consultant and Accelerate agree as follows:

1. Services. Accelerate hereby engages Consultant, and Consultant hereby agrees, to provide the consulting services set forth in one or more Statements of Work mutually agreed upon by the Parties from time to time, the form of which is set forth Exhibit A hereto (the “Services”). Each such Statement of Work shall specify: (a) the specific scope of Services to be provided; (b) the compensation and payment terms associated with successful completion of such Services; and (c) the period of performance. Consultant will perform the Services to the best of its ability and in accordance with Accelerate’s reasonable objectives and specifications under the guidance and instruction of Chief Executive Officer and/or Chief Finance Officer, or any successor Accelerate may in its sole discretion select, and, at Accelerate’s request, at Accelerate’s place of business, over the telephone or at other specific locations. Any Statement of Work, or any part thereof, may be revised, supplemented or amended by mutual agreement of the Parties. Consultant shall not subcontract the performance of any Services contemplated by this Agreement without Accelerate’s prior written consent, and, notwithstanding any such consent, Consultant shall be liable for subcontractor’s failure to perform in conformity with the terms and conditions of this Agreement.

2. Service Quality.

a. Consultant represents, warrants and covenants that all Services furnished under this Agreement shall be provided in accordance with all terms and conditions of this Agreement, including the applicable Statement of Work. Consultant shall promptly correct, at its own expense, any Services that are provided that, in Accelerate’s sole determination, fail to conform to the applicable Statement of Work or any requirements of this Agreement.

b. Accelerate shall be solely responsible for all contacts and communications with any regulatory authorities with respect to matters relating to the Services. Consultant will notify Accelerate promptly, and in no event later than one (1) business day, after Consultant receives any contact or communication from any regulatory authority relating in any way to the Services and will provide Accelerate with copies of all any communication within one (1) business day after receipt. Unless required by applicable law, Consultant will have no contact or communication with any regulatory authority regarding the Services without the prior written consent of Accelerate, which consent will not be unreasonably withheld, and Consultant will comply with all reasonable requests and comments by Accelerate with respect to all such contacts and communications.

d. With reasonable notice from Accelerate to Consultant and during normal business hours, Consultant and/or any permitted subcontractor will allow Accelerate and its designees to review all records and facilities pertaining to Services.

1.Payment. As full and complete consideration for the Services to be performed by Consultant, Accelerate shall pay Consultant the undisputed amounts invoiced pursuant to each applicable Statement of Work in accordance with the payment schedule set forth in such Statement of Work. All fees due hereunder shall be contingent upon successful completion of the Services in accordance with this Agreement and the Statement of Work to the reasonable satisfaction of Accelerate. No payments shall be made by Accelerate to Consultant for any Services performed by Consultant unless such Services are specifically enumerated in the applicable Statement of Work. In addition, Consultant will be reimbursed for all reasonable and necessary out-of-pocket expenses (including travel, lodging, and the like), which are incurred at the request of and approved in writing in advance by Accelerate.

4. Term and Termination.

a. This Agreement shall commence on the Effective Date and shall continue until December 29, 2023 (“Term”), unless earlier terminated in accordance with this Section. Notwithstanding the termination or expiration of this Agreement or any Statement of Work pursuant to this Section, the Term, unless otherwise elected by Accelerate in writing, shall continue for any period necessary for Consultant to complete all Services and deliver all Deliverables (as defined in the applicable Statement of Work) required by the applicable Statement of Work entered into by the Parties prior to such termination or expiration of this Agreement or the applicable Statement of Work, provided that no additional Statement of Work shall be entered into by the Parties following termination or expiration of this Agreement.

b. This Agreement or any Statement of Work may be terminated by Accelerate for any reason or no reason upon not less than ten (10) days’ prior written notice. Consultant may also terminate this Agreement upon sixty (60) days’ prior written notice. In addition, Consultant or Accelerate may terminate this Agreement and/or any Statement of Work immediately by written notice to the other Party, in the event of a material breach of this Agreement or such Statement of Work by the other Party, if the non-breaching Party gives written notice to the breaching Party specifying the nature of the breach and such breach shall not have been substantially cured within ten (10) days after such notice of breach. Any termination by any Party for breach by the other Party shall be without prejudice to any damages or remedies to which it may be entitled from the other Party. Consultant or Accelerate may terminate this Agreement or any Statement of Work immediately by written notice to the other Party, if the other Party (a) becomes insolvent, (b) makes or has made an assignment for the benefit of creditors, (c) is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within ninety (90) days) or (d) has a receiver or trustee appointed for substantially all of its property.

c. Upon receipt of a termination notice under this Section, the Parties shall promptly meet to prepare a close-out and/or transition schedule, and Consultant shall cease performing all Services not necessary for the orderly close-out and transition of the applicable Services. Consultant shall use its best efforts to conclude or transfer such Services, as instructed by Accelerate, as expeditiously as possible. Consultant shall be entitled to all reasonable and necessary costs and expenses incurred for Services completed prior to the effective date of termination and all fees due and owing for Services satisfactorily completed at the time of termination notice unless this Agreement and/or any Statement of Work is terminated due to the willful malfeasance or neglect of, or breach of any term of this Agreement or any Statement of Work by Consultant.

d. Upon termination or expiration of this Agreement and/or any Statement of Work, Consultant shall immediately deliver to Accelerate, or if Accelerate so instructs, destroy all copies of and other embodiments of any of the Confidential Information (as defined in Section 5), Accelerate Materials (as defined in Section 6), Inventions (as defined in Section 8), and all other correspondence, documents, specifications, and any other property belonging to Accelerate which may be in Consultant’s possession or control.

e. The termination or expiration of this Agreement or any Statement of Work, however arising, will be without prejudice to the rights and duties of the Parties accrued prior to termination. Sections 4, 5, 6-13 and 18 shall survive termination or expiration of this Agreement or of any Statement of Work between the Parties for whatever reason. Termination or expiration of this Agreement or any Statement of Work will not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

5. Confidentiality.

a. The term “Confidential Information” shall mean any and all non-public scientific, technical, financial, or business information in whatever form (written, oral or visual) owned or controlled by Accelerate (including, but not limited to, confidential information of third-parties that is in the possession of Accelerate) and that is either furnished to Consultant, directly or indirectly, or otherwise becomes known to Consultant as a consequence of its relationship or access to Accelerate, including, by way of example and not limitation, and whether or not patentable, (i) trade secrets, know-how, show-how, designs, methods, diagnostics, biomarkers, drugs, compounds, formulations, ingredients, samples, information relating to pharmaceutical partners, vendors, customers and patients, processes, machines, processing and control information, manuals, draft or final regulatory filings, media and other biological materials (including without limitation organisms, cells, viruses, cell products, DNA, cDNA and RNA sequences), procedures and formulations for producing any such materials, research, preclinical, clinical, regulatory, commercial and intellectual property strategies, therapeutic indications, unmet medical needs, molecular targets and target product profiles, screening assays and screening flow charts, chemical compounds, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, products, processes, drawings, improvements, equations, methods, developmental or experimental work, structures, models, prototypes, data, test results, photographs, techniques, tapes, disks, or anything respecting management, finance or operations, including product development, marketing information, sales projects, profits, revenues, supplier, customer and employee lists and the contact information of same, purchase and sale records and cost and pricing information; (ii) any information designated by Accelerate as confidential; and (iii) the terms and conditions of this Agreement and each Statement of Work. Specific information disclosed to Consultant by Accelerate shall not be deemed to be available to the public or in prior possession of Consultant merely because such specific information is embraced by more general information available to the public or in prior possession of Consultant. “Confidential Information” shall not include information that (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of Consultant; (ii) is known and has been reduced to tangible form by Consultant prior to the time of the disclosure and is not subject to restriction, as reasonably established by Consultant; (iii) is independently developed by Consultant as evidence by written documents showing same; (iv) is lawfully obtained from a third party that has the right to make such disclosure, as reasonably established by Consultant; or (v) is made generally available to the public by the disclosing party without restriction on disclosure. Consultant agrees that the authorized use and confidentiality obligations set forth herein apply to any Confidential Information that Consultant may have received from Accelerate or to which Consultant has otherwise been given access prior to the effective date of this Agreement.

b. In view of Accelerate's proprietary rights and interests concerning its facilities and technology, during the term of this Agreement and thereafter, Consultant agrees: (a) to use Confidential Information solely in connection with the performance of the Services and for no other purpose, and to not cause or assist any person or entity to, directly or indirectly, use or access any Confidential Information for any other purpose whatsoever; (b) to not use, access, make available, or disclose, nor cause or assist any person or entity to, directly or indirectly, to disclose any Confidential Information to any thirty party except to the extent necessary for Consultant to perform the Services and as authorized by Accelerate; provided, that Consultant remains liable for the compliance of such authorized third party with the terms of this Agreement. Consultant will take all reasonable measures to protect the secrecy, and to prevent the unauthorized use or disclosure, of Confidential Information. Consultant will promptly notify Accelerate in writing of any misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Consultant’s attention.

c. Notwithstanding anything else herein, to the extent Consultant is required to disclose any Confidential Information in order to comply with applicable law or an order of a court of competent jurisdiction, such disclosure shall not constitute a violation of this Section, provided that Consultant: (i) immediately notifies Accelerate of such required disclosure, (ii) cooperates reasonably with Accelerate in any Accelerate effort to obtain a protective order or other confidential treatment with respect to such Confidential Information, and (iii) discloses only that portion of such Confidential Information that is required to be disclosed and shall be marked “Confidential and Proprietary.”

d. Pursuant to the Defend Trade Secrets Act of 2016, if Consultant is an individual, Consultant acknowledges that she/he shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Consultant files a lawsuit for retaliation by Accelerate for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6. Materials. Accelerate may provide to Consultant tangible materials necessary for Consultant’s performance of particular Services. The material that is covered by this Agreement includes tangible materials, together with any related material or associated know-how and data which will be received by Consultant from Accelerate, and any substances or data that are replicated or derived therefrom by Consultant, including but not limited to any such material identified in a Statement of Work (collectively, “Material”). Consultant hereby acknowledges and agrees that Accelerate shall be the sole and exclusive owner of all right, title and interest in Materials. The Material is considered proprietary to Accelerate, and Accelerate grants to Consultant a non-exclusive, non-transferable right to use the Material solely for performing the Services and only during the term of this Agreement. Consultant shall store, handle and administer the Material in accordance with the Statement of Work and all applicable laws and shall not use the Material for any purpose other than that described in the applicable Statement of Work. Consultant shall not, without Accelerate’s prior written consent, (a) distribute or transfer such Material to any third party other than employees of Consultant who require access to the Material, are under Consultant’s direct supervision and control, and are informed of the proprietary nature of the Material or (b) perform compositional, structural, functional or other analysis of the Material, or undertake deconvolution, modification or reverse engineering with respect to the Material, except as is expressly provided herein. In the event Consultant conceives an Invention related to the Material in the course of activities that are in breach of Consultant’s obligations under this Agreement, Accelerate shall be the sole and exclusive owner of such Invention and all intellectual property rights therein, and Consultant shall execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of Accelerate in such Invention and related intellectual property rights. Unless the applicable Statement of Work states otherwise, upon completion of the Services, Consultant shall dispose of, return and/or keep such Materials for retention in compliance with regulatory requirements, in each case, according to Accelerate’s directions.

7. Publications. The Parties agree that there will be no publication made of any of the Services resulting hereunder without the prior review and express written approval of Accelerate.

8. Intellectual Property.

a. Consultant agrees that any information, discovery, invention, innovation, suggestion, know-how, idea, improvement, technique, material and/or reports that Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, during the performance of, or as a direct result of performing, the Services for Accelerate under this Agreement (each an “Invention”), including any and all intellectual property rights therein, shall be the sole and exclusive property of Accelerate without further compensation to Consultant. Consultant shall promptly disclose in writing to Accelerate each such Invention and provide to Accelerate all information known to Consultant reasonably relating to such Invention. The disclosure of proprietary information by Accelerate to Consultant shall not result in any obligation to grant Consultant any rights in and to said proprietary subject matter. If Consultant has any rights to any Inventions that cannot, under applicable law, be assigned to Accelerate, Consultant hereby unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Accelerate with respect to such rights. Consultant agrees, at Accelerate’s request and expense, to consent to and join in any action to enforce such rights.

b. Consultant agrees that all works of authorship created by Consultant under this Agreement, including but not limited to reports, drawings, models, specifications, software code, notes, and memoranda (collectively, the “Work”), shall be deemed to be “work made for hire” and that

Accelerate, as the entity for which the Work is prepared, shall own all right, title and interest in and to the Work, including the entire copyright in the Work. Consultant further agrees that to the extent the Work or any part of the Work is not “work made for hire,” Consultant agrees to assign, and hereby assigns, to Accelerate, ownership of all right, title and interest in and to the Work or such part thereof, including the entire copyright in the Work or such part thereof. No copyright license is granted to Consultant either expressly or by implication, estoppel or otherwise. To the extent any pre-existing materials are contained in the Work, Consultant agrees to grant, and hereby grants, to Accelerate an irrevocable, non-exclusive, perpetual, worldwide, royalty-free copyright license to such preexisting materials.

c. During and after the Term, Consultant shall, and shall cause its personnel to, (i) cooperate fully in obtaining patent and other proprietary protection for any patentable or protectable Inventions and Works, all in the name of Accelerate and at Accelerate’s cost and expense; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as Accelerate reasonably requests, in order to perfect and enforce Accelerate’s rights in the Inventions and Works.

d. Notwithstanding anything else herein, Consultant will retain full ownership rights in and to all know-how, templates, programs, methodologies, processes, technologies and other materials developed or licensed by Consultant prior to or apart from performing its obligations under this Agreement (collectively, with all associated intellectual property rights, the “Consultant Property”), regardless of whether such Consultant Property is used in connection with Consultant’s performance of its obligations under this Agreement. Consultant agrees that if in the course of performing the Services, Consultant intends to incorporate into any Invention or Work any Consultant Property, (i) Consultant shall inform Accelerate, in writing, before incorporating such Consultant Property into any Invention or Work; and (ii) Accelerate is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention or Work. Notwithstanding anything to the contrary herein, Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention or Work without Accelerate’s prior written permission.

9. Debarment / Other Sanctions. Consultant hereby certifies that neither it, nor any personnel involved in the performance of the Services, is or has been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including, but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, excluded, or otherwise declared ineligible from any Federal agency or program. In the event that during the Term of this Agreement Consultant or any personnel involved in the performance of the Services (a) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (b) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, Consultant agrees to immediately notify Accelerate. Consultant also agrees that in the event that it or any personnel involved in the performance of the Services becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, Consultant shall immediately cease all activities relating to this Agreement and all Statements of Work, and this Agreement and all Statements of Work shall automatically terminate, without any further action or notice by either Party.

10. Indemnification. Consultant shall protect, defend, indemnify, and hold Accelerate and its affiliates and each of their respective directors, officers, employees, and agents, and their respective successors and permitted assigns (each an “Accelerate Indemnitee”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) ("Losses") that an Accelerate Indemnitee may suffer or incur as a result of any claims, actions, causes of action, demands, suits or other proceedings (“Claim”), which directly or indirectly arise out of or relate to (a) the breach by Consultant of any of its representations, warranties, covenants, agreements, or obligations set forth in this Agreement, including the Statement of Work, (b) the violation of applicable law, negligence, recklessness, or willful misconduct of Consultant, its agents or subcontractors in connection with the performance of Consultant’s obligations hereunder, or (c) third party Claim of infringement or misappropriation of such third party’s intellectual property rights, including patents, copyrights, or trade secrets arising from the Services, Deliverables, Inventions and Works.

11. Insurance. Consultant will carry, with financially sound and reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, and professional liability/errors and omissions coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement. Upon the request of Accelerate, Consultant will provide Accelerate with a Certificate of Insurance evidencing such coverage, and providing that thirty (30) days’ advance written notice will be given to Accelerate of any material change or cancellation in coverage or limits.

12. Representations, Warranties and Covenants: Consultant represents, warrants and covenants that:

a. Consultant is under no obligation or restriction, nor will Consultant assume any such obligations or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the Services to be furnished hereunder.

b. Consultant is qualified to perform all Services hereunder and shall perform such Services hereunder in a professional and ethical manner and in compliance with all applicable laws, rules, regulations and ordinances applicable to Consultant’s performance of the Services and Consultant’s other obligations under this Agreement. Consultant further understands that Accelerate has internal policies and procedures relating to the sale and promotion of medical devices, including, but not limited to Accelerate’s Code of Business Conduct, Good Promotional Practices Policies and Complaint Handling Procedures, which are available for Consultant’s review upon request. Consultant agrees to abide by such policies and procedures.

c. During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not directly or indirectly solicit, induce, or attempt to induce any employee or independent contractor of Accelerate to terminate or breach any employment, contractual, or other relationship with Accelerate.

13. Limitations of Liability. Except for damages or liability arising from (a) breach of the confidentiality obligations set forth in Section 5, (b) third party claims that are subject to indemnification herein or (c) the grossly negligent acts or omissions or willful misconduct or violation of law of a Party in performing its obligations hereunder: (i) in no event will either Party be liable for any loss of profits, loss of use, business interruption or indirect, special, incidental or consequential damages of any kind in connection with or arising out of this Agreement; and (ii) the entire liability of either Party to the other for direct damages from any cause whatsoever shall not exceed the amount of fees paid under the specific Statement of Work resulting in such liability.

14. Force Majeure. No liability shall result from the delay in performance or nonperformance caused by force majeure or circumstances beyond the reasonable control of the Party affected and could not have been reasonably foreseen and provided against, including, but not limited to, Acts of God, fire, flood, war, terrorism, embargo, any United States or foreign government regulation, direction or request, accident, strike or other labor dispute or labor trouble, or any failure or delay of any transportation, power or communications system or any other or similar cause beyond that Party’s reasonable control. The Party which is so prevented from performing shall give prompt notice to the other Party of the occurrence of such event of force majeure, the expected duration of such condition and the steps which it is taking to correct such condition. Performance hereunder shall be promptly resumed after the applicable force majeure event has been remedied, otherwise this Agreement and/or the impacted Statement(s) of Work may be terminated as provided in Section 4. Nothing herein shall limit either Party’s rights to terminate this Agreement for convenience as permitted in Section 4.

15. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties relating to the subject matter hereof and merges all prior advertising, discussions, proposals, agreements, communications, and representations between them, whether written or oral.

16. Independent Contractor. For the purposes of this Agreement, Consultant shall be an Independent Contractor without the authority to bind or act as agent for Accelerate or its employees for any purpose. All taxes and social security payments for which Consultant is liable shall be the sole responsibility of Consultant.

17. Assignment. This Agreement and each Statements of Work is personal to Consultant and may not be assigned by Consultant without the prior written consent of Accelerate. Any purported assignment in violation of the foregoing shall be null and void. The Parties’ rights and obligations under this Agreement and each Statement of Work will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

18. Injunctive Relief; Governing Law; Venue; Dispute Resolution. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of Accelerate, Accelerate would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate Accelerate for such injury. Accordingly, Consultant agrees that Accelerate shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Accelerate may have for a breach of this Agreement. The Parties mutually acknowledge and agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. Any and all disputes between the Parties shall be resolved in accordance with the provisions of this Section. Any Party having a dispute with the other Party shall notify the other Party in writing of the nature of such dispute. The Parties, on receipt of such written notification, shall work together in good faith for a period of fifteen (15) days in order to resolve such disputes. If any disputes remain unresolved after the conclusion of such fifteen (15) day period, either Party may file for resolution of such dispute with the American Arbitration Association ("AAA") in Tucson, Arizona. On filing for such arbitration, Consultant shall appoint one arbitrator, Accelerate shall appoint a second arbitrator, and AAA shall appoint a third arbitrator. The prevailing Party in any dispute relating to this Agreement will be entitled to recover such Party’s reasonable attorneys’ fees and court costs, in addition to any other relief that such Party may be awarded.

19. Amendments. No modification to this Agreement shall be effective unless made in writing and duly executed by or on behalf of each Party.

20. Waiver. Either Party’s failure to require strict compliance by the other with respect to the terms and conditions of this Agreement shall not be construed as ongoing or as a waiver by that Party of its right to later enforce any term or condition hereof in the event of a subsequent default by the other.

21. Severability. In the event that one or more of the provisions of this Agreement should be held to be invalid or unenforceable, the same shall not affect any other provision in this Agreement, which shall be reformed as if such invalid or illegal or unenforceable provision had never been contained therein.

22. Headings. The Section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Section, or in any way affect this Agreement.

23. Notice. All notices required under this Agreement must be in writing and shall be effective on the date received (unless the notice specifies a later date). Notice to a Party shall be sent to such Party’s address as set forth above.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Agreement as of the Effective Date.

Accelerate Diagnostics, Inc. By: /s/ Jack Phillp Print Name: John J. Phillip Title: Chief Executive Office Date Signed: 4/3/2023	Steve Reichling By: Date Signed: ____________

Statement of Work No. 1

THIS Statement of Work No. 1 (the “Statement of Work”) ”) is entered into on March 9, 2023 with an effective date of April 3, 2023 (“Statement of Work Effective Date”) by and between Accelerate Diagnostics, Inc., 3950 S. Country Club Road, Suite 470, Tucson, AZ 85714 (“Accelerate”), and Steve Reichling having an address at 12598 North Yellow Bird Road, Oro Valley Arizona 85755 (“Consultant”), pursuant to that certain Consulting Services Agreement (“Agreement”) entered into by and between Accelerate and Consultant on April 3, 2023.

1. Services
Accelerate engages Consultant to conduct various consulting Services that include the following:
a.Transition of intelligence and relationships to new head of operations.
b.Transition of intelligence and relationships to new CFO.
c.Support resolution of debt refinancing and ongoing financing strategy.
d.Aide investor relations strategy and outreach.

2. Fees and Payment Schedule
In consideration of the Services to be provided by Consultant with respect thereto, Accelerate agrees to compensate Consultant with an equity grant of 275,248 shares. These shares will be awarded on/about April 3, 2023. This grant will be subject to a time-based vesting schedule over a 9 month period, with 50% vesting on/about the Effective Date, 25% vesting on/about August 13, 2023, and the final 25% vesting on/about December 13, 2023. This grant is subject to such other terms and conditions specified by the Compensation Committee, the Equity Plan, the award agreement that you must execute as a condition of the grant, and the Company’s insider trading policy.
Accelerate shall reimburse Consultant for all reasonable and necessary pre-approved out-of-pocket expenses incurred by Consultant in connection with the performance of Services provided hereunder. Accelerate and Consultant will agree on the exact content of the Services to be conducted prior to the initiation of the respective Services. Consultant is to work from home or at sites designated by Accelerate.
Invoices submitted to Accelerate shall be sent to:
Accounts Payable / Accelerate Diagnostics, Inc.
3950 S. Country Club Road, Suite 470
Tucson, Arizona 85714

3. Term
This Statement of Work Agreement commences on the Statement of Work Effective Date and expires on the earlier of December 29, 2023.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Statement of Work as of March 9, 2023.

Accelerate Diagnostics, Inc. By: /s/ Jack Phillip Print Name: John J. Phillip Title: Chief Executive Office	Steve Reichling By: /s/ Steve Reichling Date Signed: _3/31/2023_______